Exhibit 4.4

WPX Energy, Inc.

2011 Employee Stock Purchase Plan

Effective as of December 2, 2011

WPX ENERGY, Inc.

2011 EMPLOYEE STOCK PURCHASE PLAN

(Effective as of December 2, 2011)

The following constitute the provisions of the 2011 Employee Stock Purchase Plan of WPX Energy, Inc.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” means the Common Stock of the Company.

(d) “Company” means WPX Energy, Inc., a Delaware corporation.

(e) “Compensation” means the salary and wages paid to an Employee by the Company or a Designated Subsidiary including any pre-tax contributions under any tax-qualified retirement plan sponsored by the Company, base pay, short term disability paid by the Company or any Designated Subsidiary, bonuses (unless specifically excluded under a written bonus arrangement), if any, when paid, overtime, commissions, and salary reduction amounts contributed to any cafeteria plan, flexible benefit plan, or qualified transportation plan established by the Company or any Designated Subsidiary in accordance with Code Section 125 and related sections of the Code, but excluding severance pay, cost of living pay, housing pay, relocation pay (including mortgage interest differential), other taxable fringe benefits and other extraordinary compensation, all as determined by the Compensation Committee in its sole discretion.

(f) “Compensation Committee” means the committee of the Board designated as the Compensation Committee or, if there is no Compensation Committee, the Board or such other committee designated to administer this Plan.

(g) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Compensation Committee, provided that any such military, sick, or other leave of absence is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(h) “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(i) “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, a separation, reorganization, or liquidation of the Company and such other corporate events as are described in Section 424 of the Code and the Treasury regulations promulgated thereunder.

(j) “Designated Subsidiaries” means the Subsidiaries that have been designated to participate as listed on Appendix A and such other Subsidiaries that may be designated by the Compensation Committee from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Employee” means any person, who is an employee of the Company or its Designated Subsidiaries within the meaning of Section 3401(c) of the Code and the Treasury regulations promulgated thereunder and who is customarily employed by the Company or one of its Designated Subsidiaries, but in all cases excluding any such employee of the Company or its Designated Subsidiaries who is a highly compensated employee within the meaning of Section 414(q) of the Code and who holds a position that has been classified as an executive position by the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Offering Date” means the first business day of each Offering Period of the Plan.

(n) “Offering Period” means a period of six (6) months commencing on January 1 and July 1 of each year, provided that the first Offering Period under the plan will be the period commencing on a date designated by the Compensation Committee and ending on June 30, 2012, or such later date as designated by the Compensation Committee.

(o) “Plan” means WPX Energy, Inc. 2011 Employee Stock Purchase Plan.

(p) “Purchase Date” means the last day of each Offering Period of the Plan.

(q) “Purchase Price” means with respect to an Offering Period, an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower.

(r) “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

(s) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. In addition, to the maximum extent permitted by Section 423 of the Code, disregarded entities which are owned by a corporation which meets the requirements of the preceding sentence shall be ignored (and Employees, if any, of the disregarded entities shall be considered employed by the corporation that owns such entity). In all cases the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

3. Eligibility.

(a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) Under the situations detailed in Section 3(a) and 3(b), to the extent necessary to comply, a participant’s Contributions credited to his or her account may be returned to him or her and his or her option(s) may be terminated.

4. Offering Periods. The Plan shall be implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or at such other time or times as may be determined by the Compensation Committee). The first Offering Period however shall be the period commencing on a date designated by the Compensation Committee and ending on June 30, 2012 , or such later date as designated by the Compensation Committee. The Plan shall continue until terminated in accordance with Section 19 hereof. The Compensation Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected; provided however any such change shall comply with Section 423(b) of the Code.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing required documents (“Enrollment Documents”) and submitting them to the stock brokerage or other financial services firm designated by the Company (“Designated Broker”) as required prior to the applicable Offering Date, unless a later time for submission of the Enrollment Documents is set by the Compensation Committee for all eligible Employees with respect to a given Offering Period; provided however, that notwithstanding anything to the contrary, such later time for submission shall not be after the beginning of the Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the dollar amount of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b) Payroll deductions shall commence on the first full payroll paid following the Offering Date and shall end in the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, subject to Section 10.

6. Method of Payment of Contributions.

(a) Subject to the limitations set forth in Section 3(b), a participant shall elect at the time and manner prescribed by the Designated Broker to have payroll deductions made on each payday during the Offering Period in an dollar amount of not less than $10.00 but not to exceed $576 per payday (or such greater amount as the Compensation Committee may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period; provided further that once such election has been made and the Offering Period begins, the participant may not increase such election amount during such Offering Period and may decrease such election amount only as detailed in Section 6(b) or elsewhere in this Plan. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account. Further, the maximum payroll deductions that a participant may elect per Offering Period shall not exceed $7,500 and the maximum payroll deductions that a participant may elect for any calendar year shall not exceed $15,000 (or, subject to the limitations set forth in Section 3(b), such greater amount as the Compensation Committee may establish from time to time before an Offering Date). Finally, subject to the preceding sentence and to the limitations set forth in Section 3(b), a participant (i) who has elected to participate in the Plan pursuant to this Section 6(a) for an Offering Period and (ii) who takes no action to change or revoke such election, for the next following Offering Period and/or for any subsequent Offering Period prior to the Offering Date for any such respective Offering Period shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent Offering Periods as was in effect immediately prior to such respective Offering Date; provided further that any participant who has elected to participate in the Plan for the first Offering Period who takes no action to change or revoke such election, for the next following Offering Period and/or for any subsequent Offering Period prior to the Offering Date for any such respective Offering Period shall be deemed to have made the same payroll deduction authorization for such next following and/or subsequent Offering Periods as was in effect immediately prior to such respective Offering Date.

(b) A participant may not discontinue his or her participation in the Plan except as provided in Section 10; provided, however, that, a participant may reduce his or her payroll deduction to zero during an Offering Period by completing and filing with the Designated Broker the required documents authorizing such a change in the payroll deduction rate if the documents are completed at least ten (10) days prior to the Purchase Date. Such change to zero will apply for the whole Offering Period and will be irrevocable with respect to the Option Period. A participant’s Contributions prior to the processing of the change in his or her payroll deduction rate to zero will be paid to such participant, and his or her option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares shall be made during the Offering Period. Such a participant will be required to actively make a new election for the next Offering Period that he or she chooses to participate in.

(c) Notwithstanding the foregoing, solely to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to any amount below the elected dollar amount including a decrease to $0. Payroll deductions shall re-commence at the rate provided in such participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated as provided in Section 10.

7. Grant of Option.

(a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided however that the maximum number of Shares an Employee may purchase during each Offering Period shall be 750 Shares (subject to any adjustment pursuant to Section 18 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12.

(b) The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) shall be the closing sales price on the New York Stock Exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal (or an equivalent alternate or successor). In the event the Company’s Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Compensation Committee in such manner as it deems appropriate.

8. Exercise of Option. Subject to Section 10, a participant’s option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the greatest number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. Fractional Shares up to three decimal places shall be issued, as necessary; provided that any excess Contributions in a participant’s account that cannot purchase a fractional Share up to three decimal points may be returned to such participant. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9. Holding Period and Delivery. As promptly as practicable after a Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Broker. Any payroll deductions accumulated in a participant’s account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by the Plan may be returned to the participant. The Compensation Committee may require that Shares be retained with the Designated Broker for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares. Subject to the holding period described in the following sentence, a participant may, at any time, direct the Designated Broker to sell his or her Shares and deliver to the participant the proceeds therefrom, less applicable expenses. Notwithstanding any other provision of the Plan to the contrary, all Shares purchased by a participant cannot be sold or otherwise transferred by the participant to anyone else until one year after the Purchase Date.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan as detailed in Section 6(b).

(b) Upon termination of the participant’s status as an eligible Employee and/or Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d) An Employee’s withdrawal from an offering (other than under Section 10(b)) will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company.

11. Interest. No interest shall accrue on the Contributions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment as provided in Section 18, the maximum number of Shares that shall be made available for sale under the Plan shall be 1,000,000 Shares. If the

Compensation Committee determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (1) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (2) the number of shares available for sale under the Plan on such Purchase Date, the Compensation Committee may in its sole discretion provide (x) that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue the Plan as then in effect, or (y) that the Company shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate the Plan pursuant to Section 19 below. The Company may make a pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(b) The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

13. Administration. The Compensation Committee shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Compensation Committee delegates the routine day-to-day administration of the Plan (including the selection of a Designated Broker for the Plan) to the Vice President of Human Resources.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) shall be made in the form and manner prescribed by the Designated Broker.

(b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, on behalf of such estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the applicable heirs at law.

15. Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan that has not yet been exercised, the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the maximum number of Shares of Common Stock that may be purchased by a participant in an Offering Period, the number of Shares of Common Stock set forth in Section 12(a) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a spin-off, stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) Corporate Transactions. In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, subject to Section 10. For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 18); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company’s being consolidated with or merged into any other corporation.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Compensation Committee shall be entitled to change the Offering Periods (solely prior to the commencement of the affected Offering Periods), limit the frequency and/or number of changes in the amount withheld during an Offering Period (solely prior to the commencement of the affected Offering Periods), establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other procedures as the Compensation Committee determines in its sole discretion advisable that are consistent with the Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan; Effective Date. The Plan WAS effective upon approval by The Williams Companies, Inc. as the Company’s sole stockholder. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24. Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company or any Designated Subsidiaries and any person or to be consideration for the employment of any person. Participation in the Plan at any given time shall not be deemed to create the right to participate in the Plan, or any other arrangement permitting an employee of the Company or any Designated Subsidiaries to purchase Common Stock at a discount, in the future. The rights and obligations under any participant’s terms of employment with the Company or any of the Designated Subsidiaries shall not be affected by participation in the Plan. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or any of the Designated Subsidiaries or to restrict the right of the Company or any of the Designated Subsidiaries to discharge any person at any time, nor shall the Plan be deemed to give the Company or any of the Designated Subsidiaries the right to require any person to remain in the employ of the Company or any of the Designated Subsidiaries or to restrict any person’s right to terminate his employment at any time. The Plan shall not afford any participant any additional right to compensation as a result of the termination of such participant’s employment for any reason whatsoever.

25. Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

APPENDIX A DESIGNATED SUBSIDIARIES